Exhibit 3.1

FORM OF GROUNDFLOOR YIELD LLC NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS REGISTERED AND QUALIFIED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

Total Investment Amount: $ ________

Date: _____, _____

FOR VALUE RECEIVED, the undersigned, Groundfloor Yield LLC, a Georgia limited liability company, (the “Company”), PROMISES TO PAY to the order of ___________ (together with its successors and assigns, the “Investor”) the principal sum of ___________ ($__________), together with interest at the rate specified below.

1.           Principal and Term. The full term of this Promissory Note (the “Note”) shall be the date (the “Maturity Date”) __________ (___) months from the date of this Note set forth above (the “Term”). Subject to Section 2(c), the Outstanding Principal Balance (as defined herein) shall be due and payable in full on the Maturity Date. For clarity, the Company and the Investor agree that if the Investor purchases Notes on multiple dates, the term of each Note shall begin on the date of purchase of such Note. The term “Outstanding Principal Balance” means, as of any date of determination, the principal amount of this Note that remains unpaid.

2.           Interest.

(a)         Calculation. Interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of ____% per annum until the earliest to occur of the following: (i) the Note is either prepaid, redeemed or called by the Company; or (ii) the Maturity Date. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)         Payments. All payments of interest by the Company under this Note shall accrue during the Term and shall be paid to the Investor on the Maturity Date. Payments will be made by transfer of funds by the Company to the Investor’s Groundfloor Yield Notes Account established on a smartphone application owned and operated by the Company (the “Groundfloor Yield Mobile App”).

(c)         Prepayment. This Note shall be callable, redeemable, and prepayable at any time by the Company, in its sole discretion, at par value plus any accrued but unpaid interest up to, but not including the date of prepayment. The Investor understands that if Notes are prepaid or called by the Company before the Notes’ Maturity Date and the Investor wishes to withdraw funds from the Investor’s Groundfloor Yield Notes Account, the Investor must initiate such withdrawal through the Groundfloor Yield Mobile App. The Investor acknowledges and agrees that Company will not automatically disburse funds to the Investor outside of the Investor’s Groundfloor Yield Notes Account.

3.           Recourse. Notwithstanding anything to the contrary contained herein, the principal of and accrued interest on this Note shall be payable by the Company to the Investor and shall represent a full and unconditional obligation of the Company, and the Investor shall have a first priority security interest in all of the assets of the Company.

4.           Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): (i) the Company shall fail to pay as and when due in accordance with the terms hereof any principal on this Note, or premium, if any; (ii) the Company shall fail to pay as and when due in accordance with the terms hereof any interest on this Note, and such failure shall continue for 90 (ninety) days after the date when such payment is due and the time for payment has not been extended or deferred; or (iii) the Company shall cease its business operations, or file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding) or have any such petition filed against it, have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Investor may, by notice to the Company, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Note and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. Notwithstanding the foregoing, if any event described in clause (iii) above shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

5.           Binding Effect; Assignment. This Note shall be binding upon the Company and its successors and inure to the benefit of the Investor and its permitted successors and assigns. The obligations of the Company under this Note may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

6.           Miscellaneous.

(a)         Payment. Both principal and interest are payable in lawful money of the United States of America to the Investor by credit to the Investor’s Groundfloor Yield Notes Account, from which the Investor may then collect funds via any method provided in the Groundfloor Yield Mobile App.

(b)         No Waiver. No delay on the part of the Investor in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Investor be estopped from enforcing the same or any other provision at any later time or in any other instance.

(c)         Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Georgia, without giving effect to principles of conflict of laws.

(d)         Notice of Dispute Resolution by Binding Arbitration. Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of any claim or dispute relating to this Note be final and binding arbitration pursuant to the terms and conditions set forth in Section 21 of the Note Purchase Agreement between the Company and the Investor (the “Arbitration Provision”), which is incorporated herein by reference. The Investor may opt out of the Arbitration Provision for all purposes by sending an arbitration opt out notice to Groundfloor Yield, LLC, c/o Groundfloor Finance Inc., 600 Peachtree Street, Suite 810, Atlanta Georgia, 30308, Attention: Investor Support that is received within thirty (30) days of the date of the Investor’s first electronic acceptance of the terms of this Note. The opt out notice must clearly state that the Investor is rejecting arbitration; identify the agreement to which it applies by date; provide the Investor’s name, address, and social security or TIN-number; and be signed by the Investor. No other methods can be used to opt out of the Arbitration Provision. If the opt out notice is sent on the Investor’s behalf by a third party, such third party must include evidence of his or her authority to submit the opt out notice on the Investor’s behalf. This Section 6(d) does not waive the compliance by the Company with the federal securities laws and the rules and regulations promulgated thereunder.

(e)         Waiver of Jury Trial. To the extent permitted by applicable law, each of the Company and the Investor waive a trial by jury in any litigation relating to this Note. Notwithstanding the foregoing sentence, by agreeing to this Section 6(e), the Investor is not deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

(f)          Caption Headings. Caption or section headings in this Note are for convenience purposes only and are not to be used to interpret or define the provisions of the Note.

(g)         Electronic Signatures. The Company and the Investor each agree that the Electronic Signature (defined below), whether digital or encrypted, of the Company and the Investor are intended to authenticate this writing and to have the same force and effect as manual signatures to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC §§ 7001, et seq.), the Georgia Uniform Electronic Transactions Act, O.C.G.A. § 10-12, et seq., or any other similar state laws based on the Uniform Electronic Transactions Act. “Electronic Signature” means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first above written.

GROUNDFLOOR YIELD LLC,
a Georgia limited liability company

By:
Name:
Title: